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                                                                       Exhibit 1



                             JOINT FILING AGREEMENT


     AGREEMENT dated as of November 4, 1996 between Great American Management and Investment, Inc., a Delaware corporation, and GAMI
Investments, Inc., a Delaware corporation (collectively the "Reporting
Persons").


           WHEREAS, the Reporting Persons may be deemed to beneficially own shares of Common Stock, par value $.001 per share, of Delta-Omega Technologies, Inc.

           WHEREAS, the parties hereto may be deemed to constitute a "group" for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the "Act"); and

           WHEREAS, each of the parties hereto desire by the Agreement to provide for the joint filing of an amendment to Schedule 13D, and all other amendments thereto, with the Securities and Exchange Commission.

           NOW, THEREFORE, the parties hereto agree as follows:


                1. The parties hereto will join in the preparation and filing of a single statement containing the information required by Schedule 13D, and all amendments thereto, and the Schedule 13D and all such amendments will be filed on behalf of each party hereto:

                2. Each party hereto will be responsible for the timely filing of the Schedule 13D, and all amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. No party hereto will be responsible for the completeness or accuracy of the information concerning any other party contained in the
                    Schedule 13D or any amendment thereto, except to the extent such party knows or has reason to believe that such information is inaccurate.



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                3.  Gus J. Athas will be designated as the person
                    authorized to receive notices and communications with respect to the Schedule 13D and all amendments thereto.

                4. This Agreement may be executed in counterparts, all of which when taken together will constitute one and the same instrument.


     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                Great American Management and Investment, Inc.

                                By:  /s/  Gus J. Athas
                                     ------------------------------------
                                     Gus J. Athas, Senior Vice President
                                       and General Counsel


                                GAMI Investments, Inc.

                                By:  /s/  Gus J. Athas
                                     ------------------------------------
                                     Gus J. Athas, Senior Vice President,
                                       General Counsel and Secretary


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